As filed with the Securities and Exchange Commission on October 28, 2015     Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

NORFOLK SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization) Three Commercial Place, Norfolk, Virginia (Address of Principal Executive Offices)	52-1188014 (I.R.S. Employer Identification No.) 23510-2191 (Zip Code)

THRIFT AND INVESTMENT PLAN
OF NORFOLK SOUTHERN CORPORATION
AND PARTICIPATING SUBSIDIARY COMPANIES

THOROUGHBRED RETIREMENT INVESTMENT PLAN
OF NORFOLK SOUTHERN CORPORATION
AND PARTICIPATING SUBSIDIARY COMPANIES

(Full title of the plan)

James A. Hixon, Esq.
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510-2191
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (757) 823-5567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee
Norfolk Southern Corporation Common Stock, $1.00 par value	6,000,000 shares**	$80.95	$485,700,000	$48,909.99
____________________________________________________________________________________________________________________________________

*Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (“Securities Act”). The offering price per share is based on the average of the high and low prices of the Common Stock of Norfolk

Southern Corporation as reported on the New York Stock Exchange on October 23, 2015, a date within five business days prior to the date of filing this Registration Statement.
**Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional shares of such Common Stock that become issuable pursuant to terms of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies or the Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies providing for an increase in the amount of shares of such Common Stock to be issued thereunder as a result of a stock split, recapitalization or any other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies and the Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.
NOTE: Pursuant to Rule 429, the Prospectus which relates to this Registration Statement contains all of the information which would currently be required in a prospectus relating to the securities covered by Registration Statements No. 333-109069 or No. 333-100936.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by Norfolk Southern Corporation (“Corporation”) to register 6,000,000 shares of the Corporation’s common stock, par value $1.00 per share (“Common Stock”) issuable to eligible employees pursuant to the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (“TIP”) and the Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (“TRIP”) (TIP and TRIP together hereinafter referred to as the “Plans”). Interests in the NS Stock Fund, which holds shares of Common Stock, is an investment option in the Plans.

EXPLANATORY NOTE

This Registration Statement is solely for the registration of additional Norfolk Southern Corporation Common Stock for issuance under the Plans. Therefore, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements relating to the Plans (Files No. 333-109069 and No. 333-100936), including all post-effective amendments thereto, are incorporated by reference into this Registration Statement, except that provisions contained in Part II of such earlier registration statements are modified as set forth herein.

PART I
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, (“Securities Act”) and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference

The following documents are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(b)	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015; June 30, 2015; and September 30, 2015.

(c)
The Registrant’s Current Reports on Form 8-K filed on January 13, 2015; March 2, 2015; May 15, 2015; May 19, 2015; May 28, 2015; June 2, 2015; August 4, 2015; September 9, 2015; September 18, 2015; September 22, 2015; and September 22, 2015; and its Current Reports on Form 8-K/A dated August 4, 2015 and October 21, 2015.

(d)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement Form 8-A filed with the SEC on September 26, 2000, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

An opinion has been rendered to the Corporation by William A. Galanko, Esquire, Vice President – Law of the Corporation, stating that any shares of Common Stock when issued and delivered for the purposes described in the Plan will be duly authorized, legally issued and fully paid and nonassessable. Mr. Galanko, in his capacity as Vice President - Law, is a participant in various of our employee benefit and incentive plans, including stock option plans, offered to employees. As of October 23, 2015, Mr. Galanko was the beneficial owner, either directly or indirectly, of approximately 14,685 shares of Common Stock. Also, as of October 23, 2015, Mr. Galanko held unexercised options to purchase 23,380 shares of Common Stock, 8,650 Performance Share Units, and 4,540 Restricted Stock Units.

Item 6. Indemnification of Directors and Officers

The Virginia Stock Corporation Act (the “Virginia Act”) provides, in general, for the indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.

Article VI of the registrant’s Restated Articles of Incorporation provides, in general, for mandatory indemnification of directors and officers (including former directors and officers), to the fullest extent permitted by Virginia law, against liability incurred by them in proceedings by third parties, or by or on behalf of the Registrant itself, by reason of the fact that such person is, or was, a director or officer of the Registrant, or is, or was, serving at the request of the Registrant as a director, officer, employee, agent or otherwise of another corporation. However, the Virginia Act does not permit indemnity for willful misconduct or for a knowing violation of the criminal law.

Article VI of the registrant’s Restated Articles of Incorporation also provides that in every instance, and to the fullest extent, permitted by Virginia corporate law in effect from time to time, the Registrant’s directors and officers (including former directors and officers) shall not be liable to the Registrant or its shareholders. Under current Virginia law, this provision cannot limit liability for willful misconduct or for a knowing violation of the criminal law.

The Registrant’s directors and officers are covered by certain policies providing directors’ and officers’ liability insurance. In general, the insurers are obliged to make payments under these policies only if the Registrant may indemnify a director or officer and does not or cannot do so. The policies are issued on a “claims made” basis.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are hereby incorporated herein by reference.

Item 9.  Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Norfolk Southern Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on this 28th day of October, 2015.

NORFOLK SOUTHERN CORPORATION

    /s/James A. Squires
By:  James A. Squires
(Chairman, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on this 28th day of October, 2015, by the following persons in the capacities indicated.

Signature	Title

/s/James A. Squires	Chairman, President and Chief
James A. Squires	Executive Officer
(Principal Executive Officer)

/s/Marta R. Stewart	Executive Vice President - Finance and
Marta R. Stewart	Chief Financial Officer
(Principal Financial Officer)

/s/Thomas E. Hurlbut	Vice President and Controller
Thomas E. Hurlbut	(Principal Accounting Officer)

*	Director
Thomas D. Bell, Jr.

*	Director
Erskine B. Bowles

*	Director
Robert A. Bradway

*	Director
Wesley G. Bush

*	Director
Daniel A. Carp

*	Director
Karen N. Horn

*	Director
Steven F. Leer

*	Director
Michael D. Lockhart

*	Director
Amy E. Miles

*	Director
Charles W. Moorman, IV

*	Director
Martin H. Nesbitt

*	Director
John R. Thompson

Pursuant to the requirements of the Securities Act of 1933, as amended, the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of October, 2015, by the following persons in the capacities indicated.

/s/Juan K. Cunningham	Manager
Juan K. Cunningham

/s/Cynthia C. Earhart	Manager
Cynthia C. Earhart

/s/Marta R. Stewart	Manager
Marta R. Stewart

Pursuant to the requirements of the Securities Act of 1933, as amended, the Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of October, 2015, by the following persons in the capacities indicated.

/s/Juan K. Cunningham	Manager
Juan K. Cunningham

/s/Cynthia C. Earhart	Manager
Cynthia C. Earhart

/s/Marta R. Stewart	Manager
Marta R. Stewart

*By:  __/s/William A. Galanko__
William A. Galanko
Attorney in Fact

INDEX TO EXHIBITS

Exhibit Number	Description

5	Opinion of William A. Galanko, Esquire, regarding the legality of the securities being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of William A. Galanko, Esquire, is incorporated in his opinion filed as Exhibit 5 to the Registration Statement

24	Power of Attorney

The registrant undertakes that it has submitted or will submit the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401(a) of the Internal Revenue Code of 1986, as amended.